UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2006

MSO Holdings. Inc.
(Exact name of registrant as specified in its charter)

Delaware	002-98395-NY	74-3134651
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2333 Waukegan Road, Suite 175, Bannockburn, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 847-267-0801

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

        On May 9, 2006, a majority of the holders of the outstanding stock of MSO Holdings, Inc. (the “Company”) approved a two hundred (200) to one (1) reverse stock split (the “Reverse Stock Split”) of the Company’s common stock. On June 2, 2006, the Board approved the Reverse Stock Split and directed the officers of the Company to effect the Reverse Stock Split. The Reverse Stock Split will become effective upon the filing of an amended and restated certificate of incorporation (the “Amended Certificate”) with the Secretary of State of the State of Delaware.

        As a result of the Reverse Stock Split, the holders of record of the Company’s common stock will be reduced to less than three hundred (300). The purpose of the Reverse Stock Split is to position the Company so that the Company will no longer be required to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”).

        The Company intends to effect the Reverse Stock Split by filing the Amended Certificate with the Secretary of State on the date that is twenty (20) days after the date on which a definitive Information Statement is first mailed to the Company’s stockholders with respect thereto. On the effective date of the Amended Certificate, stockholders holding a stock certificate representing fewer than two hundred (200) shares of the Company’s common stock immediately prior to the effectiveness of the Amended Certificate, and stockholders holding a stock certificate representing a number of shares of the Company’s common stock not evenly divisible by two hundred (200), will receive a cash payment in lieu of a fraction of a share of new common stock that would otherwise be issued following the Reverse Stock Split.

        Promptly after the effectiveness of the Reverse Stock Split, the Company intends to file a Form 15 with the SEC which will terminate the Company’s obligations to file periodic reports under the Securities Exchange Act of 1934, as amended. The Company anticipates that it will continue future operations as a non-reporting company, thereby relieving it of the costs, administrative burdens and competitive disadvantages associated with operating as an SEC reporting company. In connection with the SEC deregistration process, the Company will also request that NASDAQ no longer allow the quotation of its common stock on the Over-the-Counter Bulletin Board.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSO Holdings, Inc.
By: /s/ Steven Straus
Steven Straus
President

Dated: June 8, 2006